Exhibit 21.1

ENTITIES OF ADVANCED MEDICAL OPTICS, INC.

	NAME OF SUBSIDIARY	PLACE OF INCORPORATION OR ORGANIZATION

1.	AMO Holdings, Inc.	United States (Delaware)
2.	AMO Nominee Holdings, LLC	United States (Delaware)
3.	AMO Spain Holdings, LLC	United States (Delaware)
4.	AMO U.K. Holdings, LLC	United States (Delaware)
5.	AMO USA, Inc.	United States (Delaware)
6.	Quest Vision Technology, Inc.	United States (California)
7.	VISX, Incorporated	United States (Delaware)
8.	Advanced Medical Optics Australia Pty Ltd.	Australia
9.	AMO Belgium BVBA	Belgium
10.	AMO Brasil Ltda.	Brazil
11.	AMO Canada Company	Canada
12.	AMO Global Holdings	Cayman Islands
13.	AMO Ireland	Cayman Islands
14.	AMO Puerto Rico Manufacturing, Inc.	Cayman Islands
15.	VISX	Cayman Islands
16.	AMO (Hangzhou) Co., Ltd.	China
17.	AMO Denmark ApS	Denmark
18.	AMO France SAS	France
19.	AMO Germany GmbH	Germany
20.	AMO Asia Limited	Hong Kong
21	Advanced Medical Optics India Private Limited	India
22.	Allergan Trading International Limited	Ireland
23.	AMO Ireland Export Ltd.	Ireland
24.	AMO International Holdings	Ireland
25.	AMO Ireland Finance	Ireland
26.	AMO Regional Holdings	Ireland (Non Resident)
27.	AMO Italy SrL	Italy
28.	AMO Japan KK	Japan
29.	AMO Malta Limited	Malta
30.	AMO Netherlands BV	Netherlands
31.	AMO Groningen B.V.	Netherlands
32.	Advanced Medical Optics Norway ASA	Norway
33.	AMO Singapore Pte. Ltd.	Singapore
34.	Advanced Medical Optics Spain S.L.	Spain
35.	AMO Manufacturing Spain, S.L.	Spain
36.	Advanced Medical Optics Norden AB	Sweden
37.	Advanced Medical Optics Uppsala AB	Sweden
38.	AMO Switzerland GmbH	Switzerland
39.	AMO United Kingdom, Ltd.	United Kingdom